EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103163, 333-122559, 333-132888, 333-157416, 333-164640, 333-171824, 333-179249, 333-186214, and 333-193731 on Form S-8, and Registration Statement Nos. 333-167435 and 333-0190576 on Form S-3 of our reports dated August 15, 2014, relating to the consolidated financial statements and financial statement schedule of Maxim Integrated Products, Inc. and its subsidiaries (collectively the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Maxim Integrated Products, Inc. for the year ended June 28, 2014.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 15, 2014